Exhibit 99.B(h)(2)

SCHEDULE D

TO THE AMENDED AND RESTATED

ADMINISTRATION AND TRANSFER AGENCY AGREEMENT

BETWEEN

SEI INSTITUTIONAL INTERNATIONAL TRUST

AND

SEI INVESTMENTS FUND MANAGEMENT

DATED AS OF DECEMBER 10, 2003

AS AMENDED AUGUST 7, 2014 AND SEPTEMBER 15, 2014

Portfolios:                                                                This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created.  The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

International Equity Fund

Emerging Markets Equity Fund

International Fixed Income Fund

Emerging Markets Debt Fund

Fees:                                                                                            Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

International Equity Fund — Class A, I and Y Shares	0.45%
Emerging Markets Equity Fund — Class A and Y Shares	0.45%
International Fixed Income Fund — Class A and Y Shares	0.45%
Emerging Markets Debt Fund — Class A and Y Shares	0.45%

D-1